Exhibit D(2)





                              TAX MATTERS AGREEMENT

                                      AMONG

                                  ENRON CORP.,

                                       AND

                        PRISMA ENERGY INTERNATIONAL INC.

                                      WITH

                          THE DISPUTED CLAIMS RESERVE,

                     as an intended Third Party Beneficiary


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                                TABLE OF CONTENTS

ARTICLE I  DEFINITIONS.......................................................1

ARTICLE II  PREPARATION AND FILING OF RETURNS................................3

      2.1.  Consent to File..................................................3

      2.2.  Cooperation......................................................4

      2.3.  Standard of Care; Limited Warranty...............................4

ARTICLE III  CERTAIN DIVIDENDS...............................................5

      3.1.  Obligation to Make Dividends.....................................5

ARTICLE IV  MISCELLANEOUS....................................................6

      4.1.  Term of this Agreement...........................................6

      4.2.  Assignability....................................................6

      4.3.  Disputed Claims Reserve as Third Party Beneficiary; No Other
            Third Party Beneficiaries........................................6

      4.4.  Additional Cooperation...........................................7

      4.5.  Binding Effect...................................................7

      4.6.  Governing Law....................................................7

      4.7.  Submission to Jurisdiction; Consent to Service of Process........8

      4.8.  Waiver of Jury Trial.............................................8

      4.9.  Counterparts.....................................................9



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                              TAX MATTERS AGREEMENT

     THIS TAX MATTERS AGREEMENT ("Agreement") is made and entered into this 31st day of August, 2004, to be effective as set forth in Section 4.1 of this Agreement, among Enron Corp. ("Enron") and Prisma Energy International Inc. ("Prisma"). Enron and Prisma may be collectively referred to hereinafter as the "Parties" and individually as a "Party." The Disputed Claims Reserve shall be an intended third party beneficiary of this Agreement.

                                    PREAMBLE

     WHEREAS, Enron is the "common parent" corporation of an "affiliated group" of corporations (as such terms are used in section 1504(a) of the Code); and

     WHEREAS, Enron, certain Enron affiliates, and Prisma have executed that certain Contribution and Separation Agreement, dated August 31, 2004, pursuant to which Enron will contribute certain equity interests in certain affiliated and associated companies to Prisma in exchange for shares in Prisma (the "Contribution and Separation Agreement"); and

     WHEREAS, the Parties to this Agreement wish to confirm in writing their understanding as to certain matters and procedures pertaining to U.S. federal income tax.

     NOW, THEREFORE, the Parties to this Agreement, for good and valuable consideration, agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     In addition to any defined terms which may have their meanings ascribed to them elsewhere in this Agreement, the following defined terms shall have the following meanings:

          "Action" shall have the meaning given it in the Contribution and Separation Agreement.

          "Applicable Law" shall have the meaning given it in the Contribution and Separation Agreement.

          "Bankruptcy Cases" shall have the meaning given it in the Contribution and Separation Agreement.

          "Bankruptcy Court" shall have the meaning given it in the Contribution and Separation Agreement.


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          "Code" means the Internal Revenue Code of 1986, as amended, or corresponding provisions of any subsequent federal tax laws. Reference to the Code also includes any applicable and corresponding provisions of the Treasury Regulations.

          "Consolidated Return(s)" means the consolidated U.S. federal income tax return of the Enron Consolidated Group for each taxable year as filed or to be filed by Enron on behalf of the Enron Consolidated Group.

          "Disputed Claims Reserve" means the reserve and escrow created by the Disbursing Agent pursuant to Section 21.3(a) of the Plan to hold Cash, Plan Securities, Operating Trust Interests, Remaining Asset Trust Interests, Litigation Trust Interests and Special Litigation Trust Interests for the benefit of holders of Disputed Claims (as such terms are defined in the Plan).

          "Enron Consolidated Group" means the "affiliated group" of corporations of which Enron is the "common parent corporation" and the Enron Subsidiaries that are "includible corporations," as such terms are defined in Code section 1504(a)(1).

          "Enron Subsidiary" means any entity in which Enron owns a direct or indirect interest, other than Prisma or a Prisma Subsidiary.

          "IRS" means the Internal Revenue Service.

          "Non-consolidated Return" means any U.S. Corporation Income Tax Return on IRS Form 1120, and all required accompanying schedules and statements, required to be prepared and filed by Enron on behalf of an entity controlled by Enron other than the Enron Consolidated Return.

          "Order" shall have the meaning given it in the Contribution and Separation Agreement.

          "Partnership Return" means any U.S. Return of Partnership Income on IRS Form 1065, and all required accompanying schedules and statements, required to be prepared and filed by Enron on behalf of an entity controlled by Enron.

          "Plan" shall mean the Joint Plan of Affiliated Debtors pursuant to Chapter 11 of the U.S. Bankruptcy Code for Enron Corp., as proposed by Enron, including, without limitation, the exhibits and schedules attached thereto, as the same may be modified and supplemented from time to time.

          "Prisma Subsidiary" means any entity in which Prisma at any time owns a direct or indirect interest.

          "Returns" means, individually and in the aggregate, Consolidated Returns, Non-consolidated Returns, Partnership Returns and any other filings required by the


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Code or Treasury Regulations relating to Enron's or Enron Subsidiary's direct or indirect ownership of stock in Prisma and the Prisma Subsidiaries.

          "Tax Records" shall have the meaning given in Section 9.1 of the Contribution and Separation Agreement.

          "Treasury Regulations" mean the U.S. federal income tax regulations issued as the U.S. Treasury Department's official interpretation of the Code. The term shall include proposed regulations. temporary regulations and final regulations.

                                   ARTICLE II

                        PREPARATION AND FILING OF RETURNS

          2.1. Consent to File.

               (a) Enron and Prisma agree that Enron shall prepare and file all required Returns that Enron or an Enron Subsidiary is legally obligated to file and which relate to Prisma and/or the Prisma Subsidiaries. Enron shall prepare and file such applications for extension of time to file such Returns as maybe reasonably necessary in order to meet Enron's obligations hereunder and the Code. Prisma agrees to furnish, and to use reasonable efforts to cause each Prisma Subsidiary to furnish, to Enron all information as Enron may from time to time reasonably request that is necessary to allow Enron to file all required Returns. Prisma agrees to execute, and to use reasonable efforts to cause each Prisma Subsidiary to execute, all election forms and other documents which may be necessary or appropriate to evidence such elections or otherwise as Enron may from time to time request.

               (b) Enron and Prisma agree that Enron shall be authorized to and shall undertake those actions which are reasonably necessary in connection with fulfilling Enron's obligations under section 2.1 (a) with respect to preparing and filing Returns, including, without limitation:

                    (i) taking any and all action necessary or incidental to the preparation and filing of Returns;

                    (ii) making elections and adopting accounting methods;

                    (iii) filing all extensions of time, including extensions of time for payment of tax under section 6161 and other sections of the Code;

                    (iv) filing claims for refund or credit;

                    (v)  giving waivers or bonds;


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                    (vi) managing audits and other administrative proceedings
     conducted by the IRS or any other taxing authority;

                    (vii) executing closing agreements, settlement agreements, offers in compromise, and all other documents;

                    (viii) obtaining private letter rulings or technical advice memoranda; and

                    (ix) contesting (both administratively and judicially) the proposal of adjustments to tax liability and the assessment of any deficiency.

It is intended that neither Prisma nor any Prisma Subsidiary shall have any authority to act for or to represent themselves in any such matter to which this paragraph relates.

          2.2. Cooperation.

               (a) Prisma agrees to cooperate and to cause each Prisma Subsidiary to cooperate, with Enron in filing any Return or consent or taking any other action contemplated by this Agreement and agree to take such action as Enron may request in connection therewith.

               (b) The authorization and obligations set forth in this Article II shall survive the termination of this Agreement with respect to any tax year (or portion thereof) ending on or prior to termination of this Agreement.

               (c) Prisma shall cause each Prisma Subsidiary to permit Enron to perform the acts that Enron is permitted or required to perform hereunder.

          2.3. Standard of Care; Limited Warranty. Enron shall perform all duties to be performed by Enron under this Agreement with a degree of skill, diligence and prudence with which Enron and its personnel have performed such services for the Enron Consolidated Group subsequent to December 2, 2001 and prior to each Closing Date (as that term is defined in the Contribution and Separation Agreement) and shall be of substantially equivalent quality. THE PRECEDING IS THE ONLY WARRANTY CONCERNING THE DUTIES TO BE PERFORMED BY ENRON UNDER THIS AGREEMENT AND ANY RESULTS, WORK PRODUCT OR PRODUCTS RELATED THERETO, AND IS MADE EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES AND REPRESENTATIONS EXPRESSED OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, OR MERCHANTABILITY.


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                                   ARTICLE III

                                CERTAIN DIVIDENDS

          3.1. Obligation to Make Dividends. Prisma shall be obligated to make dividends, to the extent permitted by law, pro rata to all shareholders in such aggregate amounts so that, on the first business day of the third month following the close of each calendar year (each such date, a "Testing Date"):

               (a) the cumulative amount of dividends from Prisma actually received by Enron (after deduction of any withholdings for taxes or similar charges) is not less than the sum of:

                    (i) the sum of the products, for each taxable year of Enron that closed prior to the Testing Date and during any portion of which Enron or any Enron affiliate owned Prisma shares, of

                        (A) the highest U.S. federal corporate income tax rate
               in respect of such taxable year, times

                        (B) the sum of all amounts that, for U.S. federal income
               tax purposes, are required to be included in the gross income of Enron or any Enron Subsidiary in respect of such taxable year by reason of the direct or indirect ownership of Prisma or Prisma Subsidiary shares by Enron or an Enron Subsidiary (whether such inclusion is attributable to a distributive share of partnership income, an actual or deemed dividend, or otherwise), plus

                    (ii) the amounts of any interest, penalty, or addition to tax incurred by Enron or any Enron Subsidiary to the extent that such amounts result from incorrect, insufficient or untimely information provided by Prisma, and

               (b) the cumulative amount of dividends from Prisma actually received by the Disputed Claims Reserve (after deduction of any withholdings for taxes or similar charges) is not less than the sum of:

                    (i) the sum of the products, for each taxable year of the Disputed Claims Reserve that closed prior to the Testing Date and during any portion of which the Disputed Claims Reserve owned Prisma shares, of

                        (A) the highest U.S. federal corporate income tax rate
               in respect of such taxable year, times


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                        (B) the sum of all amounts that, for U.S. federal income
               tax purposes, are required to be included in the gross income of the Disputed Claims Reserve in respect of such taxable year by reason of the direct or indirect ownership of Prisma or Prisma Subsidiary shares by the Disputed Claims Reserve (whether such inclusion is attributable to a distributive share of partnership income, an actual or deemed dividend, or otherwise), plus

                    (ii) the amounts of any interest, penalty, or addition to tax incurred by the Disputed Claims Reserve to the extent that such amounts result from incorrect, insufficient or untimely information provided by Prisma.

For the avoidance of doubt, any dividends described hereunder shall be deemed dividends of Prisma as such term is used in the Memorandum and Articles of Association of Prisma.

                                   ARTICLE IV

                                  MISCELLANEOUS

          4.1. Term of this Agreement.

               (a) This Agreement shall become effective coincident with the effectiveness of the Contribution and Separation Agreement as set forth therein.

               (b) This Agreement shall terminate effective upon the date upon which none of Enron, any Enron Subsidiary or the Disputed Claims Reserve owns any direct or indirect ownership interest in Prisma or any Prisma Subsidiary.

               (c) Notwithstanding subsection 4.1(b), this Agreement will continue in effect with respect to any taxable period, or portion thereof, ending on or before the termination of this Agreement. For the avoidance of doubt, such continued effectiveness will include, without limitation, the requirement to make dividends under Section 3.1 and the requirement to produce records under Section 4.4.

          4.2. Assignability. The rights and obligations under this Agreement of the Parties, including any rights to dividends under Section 3.1 arising under this Agreement, may not be assigned or otherwise transferred by a Party without the prior written and unanimous consent of all other signatories to this Agreement.

          4.3. Disputed Claims Reserve as Third Party Beneficiary; No Other Third Party Beneficiaries. The Disputed Claims Reserve is an intended, and the only, third party beneficiary of this Agreement, with full rights of enforcement with respect to all rights granted to it pursuant to the terms hereof. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Disputed Claims Reserve and the Parties any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of


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its provisions and conditions are for the sole and exclusive benefit of the
Disputed Claims Reserve and the Parties.

          4.4. Additional Cooperation. Prisma shall make available and Prisma shall cause all of its Subsidiaries to make available and shall use reasonable efforts to cause non-controlled Subsidiaries to make available, to Enron and the Disputed Claims Reserve all materials (including, without limitation, all books and records, accounting information, financial statements, returns, supporting schedules, work papers, correspondence, and other documents) relating to the Returns filed for the taxable years during which this Agreement was in effect during regular business hours for a period that is not less than the period during which Prisma is required to retain Tax Records pursuant to the Contribution and Separation Agreement.

          4.5. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Parties hereto; but no assignment shall relieve any party's obligations hereunder without the written consent of the other parties.

          4.6. Governing Law. THIS AGREEMENT, THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT, AND ANY CLAIM OR CONTROVERSY DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, SHALL IN ALL RESPECTS BE GOVERNED BY AND INTERPRETED, CONSTRUED, AND DETERMINED IN ACCORDANCE WITH, THE APPLICABLE PROVISIONS OF THE U.S. BANKRUPTCY CODE AND THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION).


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          4.7. Submission to Jurisdiction; Consent to Service of Process.

               (a) Without limiting any party's right to appeal any Order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (ii) any and all Actions related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 10.11 of the Contribution and Separation Agreement; provided, however, that if the Bankruptcy Cases have closed, the parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the United States District Court for the Southern District of Texas sitting in Harris County or the Civil Trial Division of the District Courts of the State of Texas sitting in Harris County and any appellate court from any thereof for the resolution of any such claim or dispute.

               (b) The Parties hereby unconditionally and irrevocably waive, to the fullest extent permitted by Applicable Law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in any court specified in paragraph (a) above, or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute maybe enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

               (c) Each of the Parties hereby consents to process being served by any party to this Agreement in any suit, Action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 10.11 of the Contribution and Separation Agreement.

          4.8. Waiver of Jury Trial. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT THEY MAY HAVE TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION, OR IN ANY LEGAL PROCEEDING, DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.


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          4.9. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.


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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

                                    PRISMA ENERGY INTERNATIONAL INC.

                                    By: /s/ Ronald W. Haddock
                                       -----------------------------------------
                                       Name:  Ronald W. Haddock
                                       Title:  Executive Chairman


                                    ENRON CORP.

                                    By: /s/ Raymond M. Bowen. Jr.
                                       -----------------------------------------
                                       Name:  Raymond M. Bowen. Jr.
                                       Title:    Executive Vice President, Chief
                                       Financial Officer and Treasurer